SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549


                               FORM 8-K

                           CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

           DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                            AUGUST 6, 2004


                     MOBILE DESIGN CONCEPTS, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                    333-83351         87-0578370
     (STATE OR OTHER JURISDICTION  (COMMISSION       (IRS EMPLOYER
      OF INCORPORATION)            FILE NUMBER)    IDENTIFICATION NO.)



       311 South State Street, Suite 460, Salt Lake City, Utah 84111
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     (ZIP CODE)

                            (801) 364-9262
         (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



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ITEM 5.        OTHER EVENTS

     On August 6, 2004, the Registrant announced that it has entered into an agreement to acquire all of the issued and outstanding common stock of Bioaccelerate, Inc., a Delaware corporation. The Acquisition is expected to be closed in August 2004. Subject to such closing, of which there is no assurance, the transaction is expected to involve, on behalf of the Corporation, a name change, change of management, change of corporate office and a 3.5 to 1 reverse stock split. The reverse stock split will not be effective until further announced after ten day notice. Furthermore, the Corporation is expected to have 33,500,000 common shares outstanding after the closing, however any of the terms of the acquisition could change prior to the closing.

     Bioaccelerate Inc. ("Bioaccelerate") is a company that acquires and develops pharmaceutical compounds which its management believes have potential for substantial medical and commercial value. Bioaccelerate currently has majority equity interests in nine Biotech companies two of which are public
with the other seven expected to go public in the future.   Bioaccelerate also
holds minority equity interests in three Biotech companies, one of which is public. The Companies which Bioaccelerate currently has equity interests in focus on five vertical therapeutic areas; Cancer, Cardiovascular, Lifestyle, Central Nervous System, and Anti-infectives.

     Bioaccelerate's strategy utilizes a development network to accelerate the development of multiple early-stage compounds to Phase II/III clinical development. Management believes this creates a lower risk business model as Bioaccelerate's network enables a timely and cost effective passage from the discovery process up to Phase II/III where substantial incremental value can be created.

     Because this proposed acquisition is subject to numerous conditions precedent, it cannot be determined at this time that the transaction is more likely than not to be consummated.

ITEM 7.   EXHIBITS

     The following exhibit is attached hereto:

     Exhibit "A" - Agreement and Plan of Reorganization between the Registrant and Bioaccelerate, Inc., dated effective as of August 6, 2004.

                              SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Mobile Design Concepts, Inc.



Date:    August 6, 2004       by:        /s/ Lynn Dixon
                              Lynn Dixon, President and Secretary/Treasurer